                                                Filed pursuant to Rule 424(b)(5)
                                       Registration Nos. 333-58058 and 333-67196
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 30, 2001)

                                  $450,000,000

                        REPUBLIC INDUSTRIES, INC. (LOGO)
                          6 3/4% SENIOR NOTES DUE 2011
                             ---------------------
     Interest on the notes will be payable on February 15 and August 15 of each year beginning February 15, 2002. The notes will mature on August 15, 2011. We may redeem some or all of the notes at any time. We describe the calculation of the redemption price of the notes under the heading "Description of the Notes -- Optional Redemption" on page S-9 of this prospectus supplement.

     The notes are unsecured and will rank equally with all of our other unsecured senior indebtedness. The notes will not be entitled to the benefit of any sinking fund.

     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-2 OF THIS PROSPECTUS SUPPLEMENT.

                                                              PER NOTE       TOTAL
                                                              --------    ------------
Public offering price(1)....................................   99.413%    $447,358,500
Underwriting discount.......................................    0.650%    $  2,925,000
Proceeds, before expenses, to Republic Services.............   98.763%    $444,433,500

---------------

(1) Plus accrued interest from August 15, 2001, if settlement occurs after that date

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about August 15, 2001.

                             ---------------------

       BANC OF AMERICA SECURITIES LLC                  MERRILL LYNCH & CO.            DEUTSCHE BANC ALEX.
         Joint Book-Running Manager                Joint Book-Running Manager                BROWN
                                                                                      Joint Lead Manager

                             ---------------------

   SALOMON SMITH BARNEY
                                      BANC ONE CAPITAL MARKETS, INC.
                                                                                    JPMORGAN

                             ---------------------

           The date of this prospectus supplement is August 9, 2001.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    ii
Disclosure Regarding Forward-Looking Statements.............    ii
Information Incorporated by Reference.......................   iii
Prospectus Summary..........................................   S-1
Risk Factors................................................   S-2
Ratio of Earnings to Fixed Charges..........................   S-5
Use of Proceeds.............................................   S-5
Capitalization..............................................   S-6
Description of Other Indebtedness...........................   S-7
Description of the Notes....................................   S-9
United States Federal Income Tax Consequences...............  S-10
Underwriting................................................  S-15
Legal Matters...............................................  S-17
Experts.....................................................  S-17

                            PROSPECTUS

Where You Can Find More Information.........................     i
Disclosure Regarding Forward-Looking Statements.............     i
Information Incorporated by Reference.......................    ii
Republic Services...........................................     1
Ratio of Earnings to Fixed Charges..........................     1
Use of Proceeds.............................................     1
Description of Other Indebtedness...........................     2
Description of the Senior Notes.............................     4
Plan of Distribution........................................    13
Legal Matters...............................................    13
Experts.....................................................    13

                             ---------------------

     You should rely only on the information contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in and incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read these filings over the Internet at the Commission's website at http://www.sec.gov. You may also read and copy documents at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

     We have filed with the Commission Registration Statements on Form S-3 (Registration Numbers 333-58058 and 333-67196) under the Securities Act to register with the Commission the securities described herein. This prospectus supplement and the accompanying prospectus, which are a part of those registration statements, do not contain all of the information set forth in the registration statements or the exhibits to the registration statements. For further information about us and our securities, you should refer to the registration statements.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the information incorporated by reference into these documents include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include the following:

     - Our ability to compete effectively in our industry;

     - Adverse economic conditions that may impact our industry;

     - Fuel price increases and commodity price decreases;

     - Labor shortages and increased labor costs; and

     - Our ability to execute our financial and acquisition growth strategies.

     You should read carefully any risk factors included in this prospectus supplement. You should also read carefully the "Risk Factors" section of our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement. We assume no responsibility for updating forward-looking statements contained in this prospectus supplement, the accompanying prospectus or in any documents that we incorporate by reference into this prospectus supplement or the accompanying prospectus.

                     INFORMATION INCORPORATED BY REFERENCE

     The Commission allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus supplement to other documents we file with the Commission. Under the Commission's regulations, any statement contained in a document incorporated by reference in this prospectus supplement is automatically updated and superseded by any information contained in this prospectus supplement, or in any subsequently filed document of the types described below.

     We incorporate into this prospectus supplement by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus supplement:

COMMISSION FILING (FILE NO. 1-14267)                          PERIOD COVERED OR DATE OF FILING
------------------------------------                          ---------------------------------
Annual Report on Form 10-K..................................  Year ended December 31, 2000
Proxy Statement on Schedule 14A
  relating to our 2001 Annual Meeting.......................  March 30, 2001
Quarterly Report on Form 10-Q...............................  Quarterly period ended March 31,
                                                              2001
Current Reports on Form 8-K.................................  January 29, 2001, April 30, 2001
                                                              and July 30, 2001
All subsequent documents filed by us under Sections 13(a),
  13(c), 14 or 15(d) of the Exchange Act of 1934............  After the date of the prospectus accompanying this prospectus
                                                              supplement and before the
                                                              termination of this offering.

     You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address or telephone number:

                            REPUBLIC SERVICES, INC.
                              110 S.E. 6TH STREET
                         FORT LAUDERDALE, FLORIDA 33301
                         ATTENTION: INVESTOR RELATIONS
                             PHONE: (954) 769-2400

     Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

     The information in this prospectus supplement and the accompanying prospectus may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

                               PROSPECTUS SUMMARY

     When used in this prospectus supplement and the accompanying prospectus, the terms "we," "our" and "us" refer to Republic Services, Inc. and its subsidiaries except as otherwise expressly noted.

REPUBLIC SERVICES

     We are a leading provider of services in the domestic non-hazardous solid waste industry. We provide non-hazardous solid waste collection services for commercial, industrial, municipal and residential customers through 148 collection companies in 22 states. As of June 30, 2001, we also own or operate 86 transfer stations, 55 solid waste landfills and 26 recycling facilities.

     We were incorporated as a Delaware corporation in 1996. We completed our initial public offering of common stock in July 1998. Our principal executive offices are located at 110 S.E. 6th Street, 28th Floor, Fort Lauderdale, Florida 33301, and our main telephone number is (954) 769-2400.

THE OFFERING

     The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes see "Description of the Notes" in this prospectus supplement and in the accompanying prospectus.

Issuer.....................  Republic Services, Inc., a Delaware corporation

Notes Offered..............  $450,000,000 aggregate principal amount of 6 3/4%
                             senior notes due August 15, 2011.

Maturity Date..............  August 15, 2011.

Interest payment dates.....  February 15 and August 15, beginning February 15,
                             2002.

Ranking....................  The notes will rank equally with our other unsecured senior indebtedness. See "Description of Other Indebtedness" and "Description of the Notes."

Optional redemption........  We may redeem some or all of the notes at any time.
                             We describe the redemption provisions under the heading "Description of the Notes -- Optional Redemption" in this prospectus supplement, and the heading "Description of the Notes -- Optional Redemption" in the accompanying prospectus.

Form of Note...............  One or more global securities held in the name of
                             The Depository Trust Company.

Covenants..................  The indenture governing the notes will contain covenants that, among other things, will limit our ability and the ability of our subsidiaries to:

                             - enter into sale and leaseback transactions,

                             - consolidate, merge or transfer all or
                               substantially all of our assets, and

                             - create liens.

                             These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Notes" in the accompanying prospectus.

Use of Proceeds............  We intend to use the net proceeds from the sale of the notes to reduce amounts outstanding under our revolving credit facility, which amounts may be subsequently reborrowed. See "Capitalization."

                                  RISK FACTORS

     This prospectus supplement, the accompanying prospectus and the information incorporated by reference in these documents include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus supplement and the accompanying prospectus are set forth below and elsewhere in this prospectus supplement and the accompanying prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND MAY BE UNABLE TO COMPETE EFFECTIVELY.

     We operate in a highly competitive business environment. Some of our competitors have significantly larger operations and may have significantly greater financial resources than we do. In addition, the solid waste industry is constantly changing as a result of rapid consolidation which may create additional competitive pressures in our business environment.

     We also compete with municipalities that maintain their own waste collection or disposal operations. These municipalities may have a financial advantage over us as a result of the availability of tax revenue and tax-exempt financing.

     We compete for collection accounts primarily on the basis of price and the quality of services. From time to time our competitors may reduce the price of their services in an effort to expand their market share or to win a competitively bid municipal contract.

     In each market in which we own or operate a landfill, we compete for solid waste volume on the basis of disposal or "tipping" fees, geographical location and quality of operations. Our ability to obtain solid waste volume for our landfills may be limited by the fact that some major collection companies also own or operate landfills to which they send their waste. In markets in which we do not own or operate a landfill, our collection operations may operate at a disadvantage to fully integrated competitors.

     As a result of these factors, we may have difficulty competing effectively from time to time.

ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

     During 2000, approximately 23% of our revenue was derived from our industrial collection operation of which approximately 50% related to the construction and demolition industries. Approximately 30% of our revenue was from commercial collection customers. In addition, our transfer and disposal facilities, which comprised approximately 17% of our total revenue, accept waste from industrial and commercial customers. A period of economic downturn or a decline in the construction industry could adversely affect volumes and pricing in our collection, transfer and disposal operations. During 2001, downturns in manufacturing industries, particularly in Midwestern and Mid-Atlantic states, have impacted our industrial collection operation volumes, and a further economic decline could adversely affect our business.

AN INCREASE IN THE PRICE OF FUEL MAY ADVERSELY AFFECT OUR BUSINESS.

     Our operations are dependent upon fuel, which we purchase in the open market on a daily basis. During 2000, we experienced an increase in the cost of fuel. A portion of this increase was passed on to our customers. However, because of the competitive nature of the waste industry, if fuel costs continue to escalate, we cannot assure you that we will be able to pass on future fuel price increases to our customers. Accordingly, a significant increase in fuel costs could adversely affect our business.

A DECREASE IN COMMODITY PRICES MAY ADVERSELY AFFECT OUR BUSINESS.

     We operate recycling facilities primarily to fulfill our obligations under long-term municipal contracts for residential collection services. Our recycling operations sort recyclable paper, aluminum, glass and other materials. These recyclable materials are salvaged, repackaged and sold in the commodities markets. We have experienced a decrease in commodity prices during 2001. This decrease in prices has reduced the profitability of our recycling operations. Any further decrease in commodity prices could continue to adversely impact our results of operations.

A DECREASE IN THE NUMBER OF AVAILABLE WORKERS MAY ADVERSELY AFFECT OUR BUSINESS.

     The waste business is labor intensive. During 2000 and the six month period ending June 30, 2001, the nation experienced record lows in unemployment. This tight labor market resulted in higher labor costs for us as we competed for a dwindling number of available workers. While we do not anticipate a significant reduction in available workers, our labor costs could be higher as we attempt to attract and retain experienced employees in a tight labor market.

WE MAY BE UNABLE TO EXECUTE OUR FINANCIAL STRATEGY.

     Our ability to execute our financial strategy depends in part on our ability to maintain an investment grade rating on our senior debt. The investment grade rating process is contingent upon a number of factors, many of which are beyond our control.

     Our financial strategy is also dependent upon our ability to generate sufficient free cash flow to acquire other solid waste businesses and/or repay our debt, among other uses. We cannot assure you that we will generate sufficient free cash flow to execute our financial strategy.

WE MAY BE UNABLE TO EXECUTE OUR ACQUISITION GROWTH STRATEGY.

     Our ability to execute our growth strategy depends in part on our ability to identify and acquire desirable acquisition candidates as well as our ability to successfully consolidate the acquired operations into our business. The consolidation of our operations with the operations of acquired companies, including the consolidation of systems, procedures, personnel and facilities, the relocation of staff, and the achievement of anticipated cost savings, economies of scale and other business efficiencies, presents significant challenges to our management, particularly if several acquisitions occur at the same time. In short, we cannot assure you that:

     - desirable acquisition candidates exist or will be identified;

     - we will be able to acquire any of the candidates identified;

     - we will effectively consolidate companies which are acquired and fully or timely realize the expected cost savings, economies of scale or business efficiencies; or

     - any acquisitions will be profitable or accretive to our earnings.

     Additional factors may negatively impact our acquisition growth strategy. Our acquisition strategy requires spending significant amounts of capital. If we are unable to obtain additional needed financing on acceptable terms or at all, we may need to reduce the scope of our acquisition growth strategy, which could have a material adverse effect on our growth prospects. The intense competition among our competitors pursuing the same acquisition candidates may increase purchase prices for solid waste businesses and increase our capital requirements and/or prevent us from acquiring certain acquisition candidates. If any of these factors force us to alter our growth strategy, our financial condition, results of operations and growth prospects could be adversely affected.

WE MAY BE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY.

     Our growth strategy places significant demands on our financial, operational and management resources. In order to continue our growth, we will need to add administrative and other personnel, and make additional investments in operations and systems. We cannot assure you that we will be able to find and train qualified personnel, or do so on a timely basis, or expand our operations and systems to the extent, and in the time, required.

BUSINESSES WE ACQUIRE MAY HAVE UNDISCLOSED LIABILITIES.

     In pursuing our acquisition strategy, our investigations of the acquisition candidates may fail to discover certain undisclosed liabilities of the acquisition candidates. If we acquire a company having undisclosed liabilities, as a successor owner we may be responsible for these undisclosed liabilities. We typically try to minimize our exposure to these liabilities by obtaining indemnification from each seller of the acquired companies, by deferring payment of a portion of the purchase price as security for the indemnification and by acquiring only specified assets. However, we cannot assure you that we will be able to obtain indemnifications or that they will be enforceable, collectible or sufficient in amount, scope or duration to fully offset any undisclosed liabilities arising from our acquisitions.

WE DEPEND ON KEY PERSONNEL.

     Our future success depends on the continued contributions of several key employees and officers. We do not maintain key man life insurance policies on any of our officers. The loss of the services of key employees and officers, whether such loss is through resignation or other causes, or the inability to attract additional qualified personnel, could have a material adverse effect on our financial condition, results of operations and growth prospects.

COMPLIANCE WITH ENVIRONMENTAL REGULATION MAY IMPEDE OUR GROWTH.

     We need to spend considerable time, effort and capital to keep our facilities in compliance with federal, state and local requirements regulating health, safety, the environment, zoning and land use. In addition, some of our waste operations that cross state boundaries could be adversely affected if the federal government, or the state or locality in which these waste operations are located, imposes discriminatory fees on, or otherwise limits or prohibits, the transportation or disposal of solid waste. If environmental laws become more stringent, our environmental capital expenditures and costs for environmental compliance may increase in the future. In addition, due to the possibility of unanticipated events or regulatory developments, the amounts and timing of future environmental expenditures could vary substantially from those we currently anticipate. Because of the nature of our operations, we have in the past, currently are, and may in the future be named as a potentially responsible party in connection with the investigation or remediation of environmental conditions. We cannot assure you that the resolution of any such investigation or remediation will not have a material adverse effect on our financial condition, results of operations or cash flows. A significant judgment or fine against our company, or our loss of significant permits or licenses, could have a material adverse effect on our financial condition, results of operations or prospects.

REGULATORY APPROVAL TO DEVELOP OR EXPAND OUR LANDFILLS AND TRANSFER STATIONS MAY BE DELAYED OR DENIED.

     Our plans include developing new landfills and transfer stations, as well as expanding the disposal and transfer capacities of certain of our landfills and transfer stations, respectively. Various parties, including citizens' groups and local politicians, sometimes challenge these projects. Responding to these challenges has, at times, increased our costs and extended the time associated with establishing new facilities and expanding existing facilities. In addition, failure to receive regulatory approval would prohibit us from establishing new facilities and expanding existing facilities.

OUR FINANCIAL STATEMENTS ARE BASED UPON ESTIMATES AND ASSUMPTIONS THAT MAY DIFFER FROM ACTUAL RESULTS.

     Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States and necessarily include amounts based on estimates and assumptions made by us. Actual results could differ from these amounts. Significant items subject to such estimates and assumptions include the carrying value of long-lived assets, the depletion and amortization of landfill development costs, accruals for closure and post-closure costs, valuation allowances for accounts receivable, liabilities for potential litigation, claims and assessments, and liabilities for environmental remediation, deferred taxes and self-insurance.

     We currently accrue for landfill closure and post-closure costs based on consumption of landfill airspace. As of June 30, 2001, assuming that all available landfill capacity is used, we expect to expense approximately $571.7 million of landfill closure and post-closure costs over the remaining lives of these facilities. We cannot assure you that our reserves for landfill and environmental costs will be adequate to cover the requirements of existing environmental regulations, future changes or interpretations of existing regulations or the identification of adverse environmental conditions previously unknown to us.

SEASONAL CHANGES MAY ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

     Our operations may be adversely affected by periods of inclement weather which could delay the collection and disposal of waste, reduce the volume of waste generated or delay the construction or expansion of our landfill sites and other facilities.

THE RESOLUTION OF CURRENT AND FUTURE LEGAL PROCEEDINGS MAY ADVERSELY AFFECT OUR COMPANY.

     We currently are and will continue to be involved in various administrative and legal proceedings in the ordinary course of business. We cannot give you any assurances with respect to the outcome of these proceedings or the effect such outcomes may have on us, or that our insurance coverages or reserves with respect thereto are adequate. A significant judgment against us could have a material adverse effect on our financial position, results of operations or cash flows.

THE OUTCOME OF AN AUDIT BY THE INTERNAL REVENUE SERVICE MAY ADVERSELY AFFECT OUR COMPANY.

     Through the date of our initial public offering in July 1998, we filed consolidated federal income tax returns with our former parent corporation, AutoNation, Inc. The Internal Revenue Service is auditing AutoNation's consolidated tax returns for fiscal years 1995 and 1996. In accordance with the tax sharing agreement we have with AutoNation, we may be liable for certain assessments imposed by the Internal Revenue Service resulting from this audit. We cannot give you any assurances with respect to the outcome of this audit or the effect it may have on us, or that our reserves with respect thereto are adequate. A significant assessment against us could have a material adverse effect on our financial position, results of operations or cash flows.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the years ended December 31, 1996 through 2000 and for the six months ended June 30, 2001 appears below. We compute the ratio of earnings to fixed charges by dividing the sum of income before income taxes, interest expense and a portion of rent expense representative of the interest component, by the sum of interest expense, capitalized interest and the portion of rent expense representative of the interest component.

                                                                          YEAR ENDED DECEMBER 31,
                                                   SIX MONTHS ENDED   --------------------------------
                                                    JUNE 30, 2001     2000   1999   1998   1997   1996
                                                   ----------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges...............        4.7x         4.8x   5.3x   5.9x   7.3x   3.7x

                                USE OF PROCEEDS

     We expect to use the net proceeds from the sale of the notes offered by this prospectus supplement to pay down amounts outstanding under our revolving credit facility, which amounts may be subsequently reborrowed. We describe our revolving credit facility in the "Description of Other Indebtedness" section of this prospectus supplement.

                                 CAPITALIZATION

     The following table summarizes our capitalization as of March 31, 2001 and as adjusted to give effect to our receipt of the estimated net proceeds from the sale of the notes offered by this prospectus supplement.

                                                                      AS OF MARCH 31, 2001
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL    ADJUSTMENTS   AS ADJUSTED
                                                              --------   -----------   -----------
Cash and cash equivalents...................................  $   19.4     $    --      $   19.4
                                                              ========     =======      ========
Notes payable and current maturities of long-term debt:
  Short-term credit facility................................      85.0       (85.0)           --
  Other debt................................................      32.3          --          32.3
                                                              --------     -------      --------
          Total notes payable and current maturities of
            long-term debt..................................     117.3       (85.0)         32.3
                                                              --------     -------      --------
Long-term debt, net of current maturities:
  Long-term credit facility.................................     410.0      (359.4)         50.6
  Senior notes -- new.......................................        --       444.4         444.4
  Senior notes -- existing..................................     598.8          --         598.8
  Other debt................................................     132.2          --         132.2
                                                              --------     -------      --------
          Total long-term debt..............................   1,141.0        85.0       1,226.0
                                                              --------     -------      --------
          Total debt(1).....................................   1,258.3          --       1,258.3
                                                              --------     -------      --------
Stockholders' equity
  Preferred stock...........................................        --          --            --
  Common stock..............................................       1.8          --           1.8
  Additional paid-in capital................................   1,214.0          --       1,214.0
  Retained earnings.........................................     565.2          --         565.2
  Treasury stock at cost (5,258,800 shares).................     (76.1)         --         (76.1)
                                                              --------     -------      --------
          Total stockholders' equity........................   1,704.9          --       1,704.9
                                                              --------     -------      --------
          Total capitalization..............................  $2,963.2     $    --      $2,963.2
                                                              ========     =======      ========

---------------

(1) For a description of our outstanding debt, see "Description of Other Indebtedness."

                       DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT FACILITY

     In July 1998, we entered into a $1.0 billion unsecured revolving credit facility with a group of banks. $500.0 million of the facility is short-term and expires in July 2002. As of June 30, 2001, we had approximately $263.8 million available for borrowing under the short-term portion of our credit facility. The remaining $500.0 million of the facility is long-term and was fully borrowed at June 30, 2001. The long-term portion of our credit facility expires in July 2003. Borrowings under the credit facility bear interest at LIBOR-based rates. The blended average interest rate on our revolving credit facility was 7.0% per annum during 2000. We use the proceeds from the credit facility for working capital requirements, capital expenditures and acquisitions. The credit facility contains various covenants, including covenants regarding our financial performance and covenants that require us to maintain minimum consolidated stockholders' equity and limit the amount of additional debt we incur. We intend to use the proceeds of this offering to repay amounts under our credit facility. See "Capitalization."

NOTES DUE 2004 AND 2009

  General

     In May 1999, we sold $600.0 million of unsecured notes in the public market. $225.0 million of these notes bear interest at 6 5/8% per annum and mature in 2004. The remaining $375.0 million of these notes bear interest at 7 1/8% per annum and mature in 2009. Interest on these notes is payable semi-annually in May and November. The $225.0 million and $375.0 million in notes were offered at a discount of $1.0 million and $.5 million, respectively. We used proceeds from the notes to repay our revolving credit facility.

     The notes of each series are our unsecured obligations and rank equally with all of our other unsecured and unsubordinated indebtedness, and will rank equally with the senior notes.

     The notes of each series may be redeemed before their maturity as described below, but are not entitled to the benefit of any sinking fund.

  Optional redemption

     The notes of each series are redeemable, as a whole or in part, at our option, at any time or from time to time, at a redemption price equal to the greater of:

        (1) 100% of the principal amount of the applicable series of notes to be redeemed, and

        (2) the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 15 basis points for the notes due 2004 and 20 basis points for the notes due 2009.

In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

  Covenants

     The following restrictions and covenants apply to each series of notes:

     - restrictions on liens;

     - limitation on sale and leaseback transactions; and

     - limitations on consolidation, merger and transfer of all or substantially all of our assets.

  Events of default

     An event of default under the indenture with respect to either series of notes includes the following:

     - failure to pay interest on the notes of such series for 30 days;

     - failure to pay principal on the notes of such series when due;

     - failure to perform any of the other covenants or agreements in the indenture relating to the notes of such series that continues for 60 days after notice to us by the trustee or holders of at least 25% in principal amount of the notes of each affected series then outstanding (voting as one class);

     - failure to pay when due any indebtedness of ours or any subsidiary having an aggregate principal amount outstanding of at least $25.0 million that continues unpaid for 25 days after notice to us by the Trustee or holders of at least 25% in principal amount of the notes of each affected series then outstanding (voting as one class); or

     - specified events of bankruptcy, insolvency or reorganization relating to us or any of our subsidiaries.

     The trustee must, with some exceptions, notify the holders of the notes of any event of default known to it within 90 days after the occurrence of such event.

TAX-EXEMPT BONDS

     At June 30, 2001, we had $160.8 million of loans related to tax-exempt bonds outstanding of which approximately $35.0 million was obtained during the first half of 2001. Proceeds of these loans have been used to acquire, construct, install and refurbish various solid waste disposal facilities operated by specified subsidiaries. At June 30, 2001, approximately $71.0 million of these loans are obligations of subsidiaries. Borrowings under these loans bear interest based on floating interest rates at the prevailing market ranging from 4.4% to 5.2% at December 31, 2000 and have maturities ranging from 2001 to 2030. At June 30, 2001, our subsidiaries had $67.0 million of restricted cash related to proceeds from tax-exempt bonds. This restricted cash will be used to fund capital expenditures under the terms of the bonds. The payment of debt service on the bonds is secured by letters of credit issued by various banking institutions which we are obligated to reimburse for drawings on these letters of credit.

     The indentures, the loan agreements and the related documentation for the bonds contain standard representations and warranties, covenants and restrictions relating to the business operations of our company or specified subsidiaries, and provide for standard default provisions, including failure to pay principal and interest on the bonds and events of bankruptcy.

OPERATING LEASE FACILITY

     In December 1999, one of our subsidiaries entered into a $100.0 million operating lease facility established to finance the acquisition of operating equipment consisting primarily of revenue-producing vehicles. As of June 30, 2001, $84.2 million was outstanding under this facility. The operating lease facility matures in December 2002, but we may extend it for two additional one-year terms.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the "senior notes") supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the senior notes set forth in the accompanying prospectus to which description reference is hereby made. The notes will be issued under an indenture to be dated as of August 15, 2001 between us and The Bank of New York, as Trustee, as supplemented by the first supplemental indenture to be dated as of August 15, 2001 (the "First Supplemental Indenture"). As used in this section, all references to the "Indenture" mean the Indenture as supplemented by the First Supplemental Indenture. The terms of the notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939. Whenever particular provisions or defined terms in the Indenture are referred to in this prospectus supplement, these provisions or defined terms are incorporated by reference in this prospectus supplement. References, in this section only, to "we," "our" and "us" refer to Republic Services Inc., exclusive of our subsidiaries.

MATURITY, PRINCIPAL AND INTEREST

     The notes will mature on August 15, 2011, and will be issued in an initial aggregate principal amount of $450,000,000. Additional notes of the same class and series may be issued in one or more tranches from time to time, without notice to or the consent of the existing holders of the notes (the "Additional Notes"). All references in this prospectus supplement to the notes include the Additional Notes.

     The notes will be our unsecured unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to the obligations of our subsidiaries, including the operating lease facility and a portion of the tax-exempt bonds described under "Description of Other Indebtedness."

     Each note will bear interest at the rate described on the cover page from August 15, 2001 or from the most recent interest payment date on which interest has been paid, payable semiannually in arrears on February 15 and August 15 in each year, commencing February 15, 2002.

     We will pay interest to the Person in whose name the note (or any predecessor note) is registered at the close of business on the February 1 or August 1 immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     The notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, at a redemption price equal to the greater of:

        (1) 100% of the principal amount of the notes to be redeemed, and

        (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 20 basis points. Accrued interest will be payable to the redemption date.

     The other provisions related to optional redemption described in the accompanying prospectus shall apply to the notes.

CERTAIN DEFINITIONS

     The definitions contained in the accompanying prospectus shall apply to the notes unless a term is redefined below.

     "Independent Investment Banker" means either Banc of America Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors or both, or if both firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with us.

     "Reference Treasury Dealer" means (1) each of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute for such underwriter another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

OTHER TERMS

     The covenants, events of default, modification and amendment provisions and discharge provisions relating to the notes are described in the accompanying prospectus. The notes will be subject to the defeasance and covenant defeasance provisions contained in the Indenture.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of material U.S. federal income tax consequences and material U.S. federal estate tax consequences of the acquisition, ownership and disposition of the notes by investors. The "issue price" is generally the first price at which a substantial amount of the notes is sold in their original issuance other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. If the stated redemption price at maturity of a note exceeds the note's issue price by more than a de minimis amount, the note is issued with original issue discount, or OID, in an amount equal to that excess. The stated redemption price at maturity of a note is the sum of all payments on the note other than payments of qualified stated interest (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or some types of variable rates). Because the stated redemption price at maturity of the notes will not exceed their issue price by more than a de minimis amount, as those amounts and issue price are determined under the Internal Revenue Code and Treasury Regulations thereunder, the discussion below assumes the notes will not be issued with OID.

     This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to investors in light of their particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. The discussion below deals only with the notes held as capital assets as defined in Section 1221 of the Internal Revenue Code, which is generally property held for investment, and does not address purchasers of the notes that may be subject to special rules, including, without limitation, certain U.S. expatriates, financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities, U.S. holders (as defined below) whose functional currency is not the United States dollar, and persons that hold the notes as part of a straddle, hedge, conversion or other integrated transaction. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to them.

     For purposes of the following discussion, a U.S. holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

     - an individual citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any of its political subdivisions, unless the Internal Revenue Service provides otherwise by Treasury Regulation;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust if, in general, the trust is subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code.

     THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL TAX INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

  Payment of Interest

     Stated interest on a note generally will be includable in the income of the U.S. holder of such note as ordinary income at the time such interest is received or accrued in accordance with such holder's method of accounting for United States federal income tax purposes.

  Amortizable Bond Premium

     If a U.S. holder purchases a note for an amount in excess of the note's principal amount, the holder will be considered to have purchased the note at a "premium." A U.S. holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method. However, if the note is purchased at a time when the note may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a smaller premium eligible for amortization during the call period and a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the U.S. holder's interest income from the note to the extent thereof, then as a deduction allowed in that year to the extent of the holder's prior interest inclusions on the note, and finally as a carryforward allowable against the holder's future interest inclusions on the note. Bond premium on a note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

  Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange or redemption of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between:

        (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which is taxable as ordinary income); and

        (2) such holder's adjusted tax basis in the note.

     A holder's adjusted tax basis in a note generally will equal the cost of the note to the U.S. holder, decreased by any bond premium amortized by the U.S. holder with respect to the note and increased by any accrued market discount included in the holder's income with respect to the note. Such capital gain or loss will be long-term capital gain or loss if the note was held by the U.S. holder for more than 12 months. The net capital gain of an individual derived in respect of the notes generally will be taxed at a maximum rate of 20% if it is long-term capital gain. As explained below, capital gain recognized by a United States holder can be treated as ordinary income if the holder purchased a note having market discount.

  Market Discount

     If a U.S. holder purchases a note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in the U.S. holder's income and is treated as having accrued on such note at the time of such payment or disposition. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue market discount on a constant interest method. A U.S. holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

  Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a note and payments of the proceeds of the sale of a note to certain noncorporate holders, and a backup withholding tax may apply to such payments if the U.S. holder:

        (1) fails to furnish or certify his correct taxpayer identification number to the payer in the manner required;

        (2) is notified by the Internal Revenue Service that he has failed to report payments of interest and dividends properly;

        (3) under certain circumstances, fails to certify that he has not been notified by the Internal Revenue Service that he is subject to backup withholding for failure to report interest and dividend payments; or

        (4) the Internal Revenue Service notifies us or our paying agent that the taxpayer identification number furnished by the U.S. holder is incorrect.

     The backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     The rate of any backup withholding tax is 30.5% in 2001, and the rate is gradually reduced in the following years until it is reduced to 28% in 2006 and years thereafter.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

     For purposes of the following discussion, a non-U.S. holder is a beneficial owner of a note that is not, for U.S. federal income tax purposes, a U.S. holder, as defined above. An individual may, subject to exceptions, be deemed to be a resident alien for federal income tax purposes, as opposed to a non-resident alien, by virtue of, among other things, being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year. For this purpose the number of days an individual is present in the U.S. includes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

     Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

     (1) payments of principal, premium, if any, interest and OID, if any, on a note by us or any of our agents to any non-U.S. holder will not be subject to withholding of U.S. federal income tax, provided that in the case of interest and OID:

     - the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

     - the non-U.S. holder is not a controlled foreign corporation that is related to us through sufficient stock ownership, or a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

     - either the beneficial owner of the note certifies to us or our agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Internal Revenue Code and provides its name and address, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business that holds the note on behalf of the beneficial owner certifies to us or our agent under penalties of perjury that it, or the financial institution between it and the beneficial owner, has received from the beneficial owner a statement, under penalties of perjury, that the owner is not a "United States person" and provides the payor with a copy of this statement. In the case of a foreign partnership, the certification of foreign status must be made by the partners, unless the foreign partnership certifies that it is a withholding foreign partnership;

     (2) a non-U.S. holder will not be subject to U.S. federal income tax on any gain or income realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note, provided that the conditions described in paragraph (1) above are met for proceeds representing accrued interest and OID, unless:

     - the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year and some other conditions are met; or

     - the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder, and if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder; and

     (3) a note held by an individual who at the time of death is not a citizen or resident of the United States (as United States residency is determined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax as a result of the individual's death if, at the time of the individual's death, the conditions described in paragraph (1) above are met and the interest on the note is not effectively connected to the individual's conduct of a trade or business in the United States.

     If a non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of this trade or business and, if an income tax treaty applies and the interest is generally attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder, the non-U.S. holder will be subject to U.S. federal income tax on such interest, OID, if any, and gain with respect to a disposition of the note in the same manner as if it were a U.S. holder. However, the non-U.S. holder generally will be exempt from the withholding tax as discussed in paragraph (1) provided that the holder furnishes a properly executed United States Internal Revenue Service Form W-8ECI or successor form on or before any payment date to claim the exemption.

     In addition, a foreign corporation that is a holder of a note may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to some adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States and, if an income tax treaty applies, is attributable to the corporation's U.S. "permanent establishment."

     We will, where required, report to the holder of notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. Copies of these information returns may also be made available under the provisions of a specific treaty agreement to the tax authorities of the country in which the non-U.S. holder resides.

     Backup withholding and information reporting will not apply to payments made by us or any of our agents, in their capacities as agents, to a non-U.S. holder of a note if the holder has provided the required certification that it is not a United States person as set forth in the third bullet point of paragraph (1) above, provided that neither we nor our agent has actual knowledge that the holder is a United States person. We or our agent may, however, report payments of interest on the notes. Payments of the proceeds from a disposition by a non-U.S. holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply to those payments if the broker is

     - a United States person,

     - a controlled foreign corporation for U.S. federal income tax purposes,

     - a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three year period, or

     - a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

unless (1) such broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Payments of the proceeds from a disposition by a non-U.S. holder of a note made to or through the U.S. office of a broker are subject to information reporting and backup withholding unless the statement that the payee is not a United States person described above has been received (and the payor does not have knowledge that the beneficial owner is a United States person) or the holder or beneficial owner otherwise establishes an exemption from information reporting and backup withholding.

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder would be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

GENERAL

     Subject to the terms and conditions set forth in a purchase agreement among us and each of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint book-running managers, Deutsche Banc Alex. Brown Inc., Salomon Smith Barney Inc., Banc One Capital Markets, Inc. and J.P. Morgan Securities Inc., we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the aggregate principal amount of the notes set forth opposite its name below.

                                                               PRINCIPAL
UNDERWRITERS                                                     AMOUNT
------------------------------------------------------------  ------------
Banc of America Securities LLC..............................  $141,750,000
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................   141,750,000
Deutsche Banc Alex. Brown Inc...............................    76,500,000
Salomon Smith Barney Inc....................................    45,000,000
Banc One Capital Markets, Inc...............................    22,500,000
J.P. Morgan Securities Inc..................................    22,500,000
                                                              ------------
            Total...........................................  $450,000,000
                                                              ============

     The several underwriters have agreed, subject to the terms and conditions included in the purchase agreement, to purchase all of the notes being sold under the agreement, if any of the notes being sold under the agreement are purchased. If the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We have agreed to indemnify the underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The notes are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel for the underwriters and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised us that they propose initially to offer the notes to the public at the initial public offering prices set forth on the cover page of this prospectus supplement, and to dealers at such prices, less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a 0.25% discount on the notes. After the initial public offering, the public offering price, concession and discount may be changed.

     The expenses of the offering, exclusive of the underwriting discount, are estimated at approximately $750,000 and are payable by us.

NO SALES OF SIMILAR SECURITIES

     We have agreed, subject to exceptions, not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any debt securities (other than, in each case, in connection with borrowings or guarantees under or an extension or amendment of our revolving credit facility, replacement of our revolving credit facility with another credit facility, entering into a credit facility to purchase or lease equipment or issuing tax-exempt bonds to finance development, improvement, or construction of facilities and other capital expenditures, or debt securities convertible into or exercisable or exchangeable for equity securities) or any securities convertible into or exercisable or exchangeable for debt securities, or file a registration statement under the Securities Act with respect to the foregoing, without the prior written consent of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters for a period of 90 days after the date of this prospectus supplement.

NEW ISSUE OF NOTES

     The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after the consummation of the offering contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

NASD REGULATIONS

     Part of the proceeds of the offering will be used to repay borrowings under our revolving credit facility. Because more than 10% of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

PRICE STABILIZATION AND SHORT POSITIONS

     In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither our company nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with our company, for which they have received customary compensation. Merrill Lynch and Deutsche Banc Alex. Brown Inc. were U.S. representatives of the underwriters in our initial public offering in July 1998, and Banc of America Securities LLC and Salomon Smith Barney Inc. each participated in the underwriting syndicate for our initial public offering.

     Merrill Lynch, Deutsche Banc Alex. Brown Inc. and Salomon Smith Barney Inc. served as U.S. representatives of the underwriters in a secondary public offering by our selling stockholder in April 1999. Banc of America Securities LLC participated in the underwriting syndicate for the secondary offering.

     Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated were Joint Book-Running Managers and J.P. Morgan Securities Inc., Deutsche Banc Alex. Brown Inc., Banc One Capital Markets, Inc. and Salomon Smith Barney Inc. were underwriters in connection with our issuance of $225,000,000
6 5/8% Notes due 2004 and $375,000,000 7 1/8% Notes due 2009 in May of 1999.

     Bank of America, N.A. is the administrative agent for our credit facility. Banc of America Securities LLC is an affiliate of Bank of America, N.A. The Chase Manhattan Bank, Citibank, N.A., Deutsche Bank AG, New York Branch and/or Cayman Islands Branch, NationsBank, N.A. and Bank One Corporation are each members of the syndicate of lenders under our credit facility. J.P. Morgan Securities Inc. is an affiliate of The Chase Manhattan, Salomon Smith Barney Inc. is an affiliate of Citibank, N.A., Deutsche Banc Alex. Brown Inc. is an affiliate of Deutsche Bank AG, New York Branch and/or Cayman Islands Branch, and Banc of America Securities LLC is an affiliate of Bank of America, N.A. and Banc One Capital Markets, Inc. is an affiliate of Bank One Corporation. Affiliates of Bank of America Securities LLC and Banc One Capital Markets, Inc. have underwritten issuances of some of our tax-exempt bonds.

     We expect to use the net proceeds from this offering to pay some of the amounts outstanding under our credit facility. Each member of the lending syndicate will receive a portion of the net proceeds of this offering toward the reduction of these amounts under our credit facility.

                                 LEGAL MATTERS

     Certain legal matters relating to the offering will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Some attorneys employed by Akerman Senterfitt own shares of our common stock. Certain legal matters relating to the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Akerman Senterfitt has relied upon the legal opinion of Fried, Frank, Harris, Shriver & Jacobson with respect to certain matters of New York law.

                                    EXPERTS

     The audited financial statements and schedule incorporated by reference in this prospectus supplement and elsewhere in the registration statements have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

PROSPECTUS

                                  $400,000,000

                        REPUBLIC INDUSTRIES, INC. (LOGO)

                                  SENIOR NOTES

                             ---------------------

     Republic Services intends to offer from time to time in one or more series up to $400,000,000 of senior unsecured notes. We may provide additional terms of the senior notes in supplements to this prospectus.

     We may offer the senior notes directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution relating to the respective series of senior notes. The "Plan of Distribution" section below also provides more information on this topic.

     INVESTING IN THE SENIOR NOTES INVOLVES RISKS. YOU SHOULD READ ANY RISK FACTORS INCLUDED IN ANY PROSPECTUS SUPPLEMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 March 30, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................         i
Disclosure Regarding Forward-Looking Statements.............         i
Information Incorporated by Reference.......................        ii
Republic Services...........................................         1
Ratio of Earnings to Fixed Charges..........................         1
Use of Proceeds.............................................         1
Description of Other Indebtedness...........................         2
Description of the Senior Notes.............................         4
Plan of Distribution........................................        13
Legal Matters...............................................        13
Experts.....................................................        13

                             ---------------------

     You should rely only on the information contained in and incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in and incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read these filings over the Internet at the Commission's website at http://www.sec.gov. You may also read and copy documents at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

     We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act to register with the Commission the securities described herein. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information about us and our securities, you should refer to the registration statement.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, and the information incorporated by reference into this prospectus, and any prospectus supplement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include the following:

     - Our ability to compete effectively in our industry;

     - Adverse economic conditions that may impact our industry;

     - Fuel price increases;

     - Labor shortages and increased labor costs; and

     - Our ability to execute our financial and acquisition growth strategies.

     You should read carefully any risk factors included in any prospectus supplement. You should also read carefully the "Risk Factors" section of our Annual Report on Form 10-K, which is incorporated by reference into this prospectus. We assume no responsibility for updating forward-looking statements contained in this prospectus, any supplements to this prospectus, and in any documents that we incorporate by reference into this prospectus.

                     INFORMATION INCORPORATED BY REFERENCE

     The Commission allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus to other documents we file with the Commission. Under the Commission's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

     We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:

COMMISSION FILING (FILE NO. 1-14267)                          PERIOD COVERED OR DATE OF FILING
------------------------------------                          ---------------------------------
Annual Report on Form 10-K..................................  Year ended December 31, 2000
Proxy Statement on Schedule 14A
  relating to our 2001 Annual Meeting.......................  March 30, 2001
All subsequent documents filed by us under Sections 13(a),
  13(c), 14 or 15(d) of the Exchange Act of 1934............  After the date of this prospectus and before the termination of
                                                              this offer.

     You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address or telephone number:

                            REPUBLIC SERVICES, INC.
                              110 S.E. 6TH STREET
                         FORT LAUDERDALE, FLORIDA 33301
                         ATTENTION: INVESTOR RELATIONS
                             PHONE: (954) 769-2400

     Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

     The information in this prospectus or any supplement may not contain all of the information that may be important to you. You should read the entire prospectus or any supplement, as well as the documents incorporated by reference in the prospectus or any supplement, before making an investment decision.

                               REPUBLIC SERVICES

     When used in this prospectus and any prospectus supplement, the terms "we," "our" and "us" refer to Republic Services, Inc. and its subsidiaries except as otherwise expressly noted.

     We are a leading provider of services in the domestic non-hazardous solid waste industry. We provide non-hazardous solid waste collection services for commercial, industrial, municipal and residential customers through 139 collection companies in 22 states. We also own or operate 79 transfer stations, 53 solid waste landfills and 21 recycling facilities.

     We were incorporated as a Delaware corporation in 1996. We completed our initial public offering of common stock in July 1998. Our principal executive offices are located at 110 S.E. 6th Street, 28th Floor, Fort Lauderdale, Florida 33301 and our main telephone number is (954) 769-2400.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the years ended December 31, 1996 through 2000 appear below. We compute the ratio of earnings to fixed charges by dividing the sum of income before income taxes, interest expense and a portion of rent expense representative of the interest component, by the sum of interest expense, capitalized interest and the portion of rent expense representative of the interest component.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              2000   1999   1998   1997   1996
                                                              ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges..........................  4.8x   5.3x   5.9x   7.3x   3.7x

                                USE OF PROCEEDS

     We expect to use the net proceeds from the sale of senior notes to pay down amounts outstanding under our revolving credit facility. We describe our revolving credit facility in the "Description of Other Indebtedness" section of this prospectus. We will describe any different or additional use of proceeds from the sale of senior notes in a prospectus supplement.

                       DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT FACILITY

     In July 1998, we entered into a $1.0 billion unsecured revolving credit facility with a group of banks. $500.0 million of the facility is short-term and expires in July 2001. We plan to extend the maturity of the short-term portion of our credit facility before its expiration in July 2001 to July 2002. As of December 31, 2000, we had approximately $422.0 million available under the short-term portion of our credit facility. The remaining $500.0 million is long-term and was fully borrowed at December 31, 2000. The long-term portion of our credit facility expires in July 2003. Borrowings under the credit facility bear interest at LIBOR-based rates. The blended average interest rate on our revolving credit facility was 7.0% during 2000. We use the proceeds from the credit facility for working capital requirements, capital expenditures and acquisitions. The credit facility contains various covenants, including covenants regarding our financial performance and covenants that require us to maintain minimum consolidated stockholder's equity and limit the amount of additional debt we incur.

NOTES DUE 2004 AND 2009

  General

     In May 1999, we sold $600.0 million of unsecured notes in the public market. $225.0 million of these notes bear interest at 6 5/8% per annum and mature in 2004. The remaining $375.0 million of these notes bear interest at 7 1/8% per annum and mature in 2009. Interest on these notes is payable semi-annually in May and November. The $225.0 million and $375.0 million in notes were offered at a discount of $1.0 million and $.5 million, respectively. We used proceeds from the notes to repay our revolving credit facility.

     The notes due 2004 and the notes due 2009 are our unsecured obligations and rank equally with all of our other unsecured and unsubordinated indebtedness, and will rank equally with the senior notes.

     The notes of each series may be redeemed before their maturity as described below, but are not entitled to the benefit of any sinking fund.

  Optional redemption

     The notes of each series are redeemable, as a whole or in part, at our option, at any time or from time to time, at a redemption price equal to the greater of:

        (1) 100% of the principal amount of the applicable series of notes to be redeemed, and

        (2) the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 15 basis points for the notes due 2004 and 20 basis points for the notes due 2009.

     In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

  Covenants

     The following restrictions and covenants apply to each series of notes:

     - restrictions on liens; and

     - limitation on sale and leaseback transactions.

  Events of default

     An event of default under the indenture with respect to either series of notes includes the following:

     - failure to pay interest on the notes of such series for 30 days;

     - failure to pay principal on the notes of such series when due;

     - failure to perform any of the other covenants or agreements in the indenture relating to the notes of such series that continues for 60 days after notice to us by the Trustee or holders of at least 25% in principal amount of the notes of each affected series then outstanding (voting as one class);

     - failure to pay when due any obligation of ours or any subsidiary having an aggregate principal amount outstanding of at least $25.0 million that continues for 25 days after notice to us by the Trustee or holders of at least 25% in principal amount of the notes of each affected series then outstanding (voting as one class); or

     - specified events of bankruptcy, insolvency or reorganization relating to us or any of our subsidiaries.

     The trustee must, with some exceptions, notify the holders of the notes of any event of default known to it within 90 days after the occurrence of such event.

TAX-EXEMPT BONDS

     At December 31, 2000, we had $99.5 million of loans related to tax-exempt bonds outstanding of which approximately $57.5 million was obtained during fiscal 2000. Proceeds of these loans have been used to acquire, construct, install and refurbish various solid waste disposal facilities operated by specified subsidiaries. Borrowings under these loans bear interest based on floating interest rates at the prevailing market ranging from 4.4% to 5.2% at December 31, 2000 and have maturities ranging from 2001 to 2030. As of December 31, 2000, our subsidiaries had $58.8 million of restricted cash related to proceeds from tax-exempt bonds. This restricted cash will be used to fund capital expenditures under the terms of the bonds. The payment of debt service on the bonds is secured by letters of credit issued by various banking institutions which we are obligated to reimburse for drawings on these letters of credit.

     The indentures, the loan agreements and the related documentation for the bonds contain standard representations and warranties, covenants and restrictions relating to the business operations of our company or specified subsidiaries, and provide for standard default provisions, including failure to pay principal and interest on the bonds and events of bankruptcy.

OPERATING LEASE FACILITY

     In December 1999, our subsidiary entered into a $100.0 million operating lease facility established to finance the acquisition of operating equipment consisting primarily of revenue-producing vehicles. As of December 31, 2000, $89.4 million was outstanding under this facility. The operating lease facility matures in December 2002, but we may extend it for two additional one-year terms.

                        DESCRIPTION OF THE SENIOR NOTES

GENERAL

     The senior notes will be issued under an indenture (we refer to the indenture, as supplemented from time to time, as the "Indenture") between us and The Bank of New York, as trustee. The following summary of certain provisions of the senior notes and the Indenture is not complete and is subject to the detailed provisions of the Indenture. We have filed a form of the Indenture as an exhibit to the registration statement. The particular terms of the senior notes offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the senior notes so offered will be described in the prospectus supplement. Whenever particular provisions or defined terms in the Indenture are referred to in this prospectus, these provisions or defined terms are incorporated by reference in this prospectus. References, in this section only, to our company refer to Republic Services, Inc., exclusive of our Subsidiaries.

     There is no requirement under the Indenture that future issues of our debt securities be issued under the Indenture, and we will be free to use other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more series of senior notes, in connection with future issues of such other debt securities.

     The Indenture does not limit the aggregate principal amount of the senior notes that may be issued thereunder. The Indenture provides that the senior notes will be issued in one or more series. The senior notes may be issued at various times and may have differing maturity dates and may bear interest at differing rates. Without the consent of the holders of the senior notes, we may reopen a previous issue of senior notes under the Indenture, unless the reopening is restricted when the series of senior notes is created. The prospectus supplement applicable to each series of senior notes will specify:

     - the designation and aggregate principal amount of such senior notes;

     - the percentage of their principal amount at which such senior notes will be issued;

     - the date or dates on which such senior notes will mature;

     - the interest rate or rates, or method of calculation of such rate or rates, on such senior notes, and the date from which such interest shall accrue;

     - the dates on which such interest will be payable or method by which such dates are to be determined;

     - the record dates for payments of interest;

     - the period or periods within which, the price or prices at which, and the terms and conditions upon which, such senior notes may be repaid, in whole or in part, at our option;

     - the place or places, if any, in addition to or in the place of our office or the office of the trustee, where the principal of (and premium, if any) and interest, if any, on such senior notes shall be payable and where notices to us shall be sent; and

     - other specific terms applicable to such senior notes.

     Unless otherwise indicated in the applicable prospectus supplement, the senior notes will be denominated in United States dollars in minimum denominations of $1,000 and integral multiples thereof.

RANKING

     Unless otherwise indicated in the applicable prospectus supplement, the senior notes will be our unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. The senior notes will effectively rank junior in right of payment to the obligations of our subsidiaries. We describe some of these obligations in the "Description of Other Indebtedness" section of this prospectus.

OPTIONAL REDEMPTION

     Unless otherwise indicated in the applicable prospectus supplement, the senior notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, at a redemption price equal to the greater of:

        (1) 100% of the principal amount of the senior notes to be redeemed, and

        (2) the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus a specified number of basis points, which we will set forth in a prospectus supplement.

In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

     Holders of senior notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the senior notes of any series are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular senior notes or portions thereof for redemption from the outstanding senior notes of such series not previously called by such method as the trustee deems fair and appropriate.

     On and after the redemption date, interest will cease to accrue on the senior notes or any portion of the senior notes called for redemption unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the senior notes to be redeemed on that date. If less than all of the senior notes of any series are to be redeemed, the senior notes to be redeemed shall be selected by the trustee by a method that the trustee deems fair and appropriate.

     Unless otherwise indicated in the applicable prospectus supplement, the senior notes of each series will not be entitled to the benefit of any sinking fund.

BOOK-ENTRY SYSTEM

     Unless otherwise indicated in the applicable prospectus supplement, each series of senior notes initially will be represented by one or more global securities deposited with The Depository Trust Company ("DTC") and registered in the name of DTC's nominee. Except under the circumstances described below, we will not issue senior notes in definitive form.

     Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters or other purchasers with the respective principal amounts of the senior notes represented by the global security. Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership may be effected only through, records maintained by DTC or its nominee (for interests of persons who are participants) and records maintained by participants (for interests of persons who are not participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and laws may impair a purchaser's ability to transfer beneficial interests in a global security.

     DTC or its nominee will be considered the sole owner or holder of the notes represented by a global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have senior notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of senior notes in definitive form, and will not be considered the owners of record or holders of senior notes under the Indenture.

     We will make principal and interest payments on each series of senior notes registered in the name of DTC or its nominee to DTC or its nominee as the registered holder of the relevant global security. None of us, the trustee, any paying agent nor the registrar for the senior notes will have any responsibility or liability for any aspect of the records relating to, or payment made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If DTC at any time is unwilling or unable to continue as a depository and we do not appoint a successor depository within 90 days, we will issue senior notes in definitive form in exchange for the entire global security. In addition, we may at any time and in our sole discretion determine not to have any particular series of senior notes represented by a global security and, in such event, we will issue senior notes in definitive form in exchange for the entire global security with respect to such series. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of senior notes represented by such global security equal in principal amount to such beneficial interest and to have such senior notes registered in the owner's name. Senior notes so issued in definitive form will be issued as registered senior notes in denominations of $1,000 and integral multiples thereof, unless we specify otherwise.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. These definitions may be changed as described in a prospectus supplement.

     "Attributable Debt" means, when used in connection with a sale and leaseback transaction, at any date of determination, the product of (1) the net proceeds from such sale and leaseback transaction multiplied by (2) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (including partnership interests) in (however designated) the equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

     "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Consolidated Net Tangible Assets" means, as any date, the total amount of assets of Republic Services, Inc. and its Restricted Subsidiaries on a consolidated basis (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed or which is supported by other borrowings with a maturity of more than 12 months from the date of calculation),
(2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (3) appropriate adjustments on account of

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

minority interests of other Persons holding stock of Republic Services, Inc.'s Subsidiaries, all as set forth on the most recent balance sheet of Republic Services, Inc. and its consolidated Subsidiaries (but, in any event, as of a date within 120 days of the date of determination) in each case excluding intercompany items and computed in accordance with generally accepted accounting principles as in effect from time to time.

     "Exempted Debt" means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined: (1) Indebtedness of Republic Services, Inc. and the Restricted Subsidiaries Incurred after the date of the supplemental indenture or the resolution of our board of directors under which a series of senior notes is created and secured by Liens created, assumed or otherwise Incurred or permitted to exist pursuant to the Indenture under "Certain Covenants of Republic Services, Inc. -- Restrictions on Liens" and (2) Attributable Debt of Republic Services, Inc. and the Restricted Subsidiaries in respect of all sale and leaseback transactions with regard to any Principal Property entered into pursuant the Indenture under "Certain Covenants of Republic Services, Inc. -- Limitation on Sale and Leaseback Transactions."

     "Funded Debt" means all Indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.

     "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for. The terms "Incurred," "Incurrence" and "Incurring" shall each have a correlative meaning.

     "Indebtedness" means with respect to any Person at any date of determination (without duplication), indebtedness for borrowed money or indebtedness evidenced by bonds, notes, debentures or other similar instruments given to finance the acquisition of any businesses, properties or assets of any kind (including, without limitation, Capital Stock or other equity interests in any Person).

     "Independent Investment Banker" means the firms set forth in the prospectus supplement with respect to any series of senior notes, or, if these firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with Republic Services, Inc.

     "Lien" with respect to any property or assets, means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing), but not including the interest of a lessor under a lease that is an operating lease under generally accepted accounting principles.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trusts, unincorporated organization or government or any agency or political subdivisions thereof.

     "Principal Property" means any land, land improvements or building, together with the land upon which it is erected and fixtures comprising a part thereof, in each case, owned or leased by us or any Restricted Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 2% of Consolidated Net Tangible Assets but not including such land, land improvements, buildings or portions thereof which is financed through the issuance of tax-exempt governmental obligations, or any such property that has been determined by a board resolution not to be of material importance to the respective businesses conducted by us or such Restricted Subsidiary effective as of the date such resolution is adopted by our board of directors.

     "Reference Treasury Dealer" means (1) the firms set forth in the prospectus supplement with respect to any series of senior notes and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute for such initial purchaser another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "Restricted Subsidiary" means any Subsidiary which, at the time of determination, owns or is a lessee pursuant to a capital lease of any Principal Property.

     "Subsidiary" of a Person means, with respect to any Person, any corporation, association, partnership or other business entity of which at least a majority the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

CERTAIN COVENANTS OF REPUBLIC SERVICES

     Unless otherwise indicated in the applicable prospectus supplement, the following restrictions will apply to each series of senior notes:

  Restrictions on Liens

     We will not, and will not permit any Restricted Subsidiary to, Incur any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property of ours or a Restricted Subsidiary, whether such shares of stock, Indebtedness or other obligations of a Subsidiary or Principal Property is owned at the date of the Indenture or thereafter acquired, without in any such case effectively providing that all the notes will be directly secured equally and ratably with such Lien. These restrictions do not apply to:

        (1) the Incurrence of any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture (including acquisitions by way of merger or consolidation) by us or a Restricted Subsidiary contemporaneously with such acquisition, or within 120 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien upon any shares of stock, Indebtedness or other obligations of a

     Subsidiary or any Principal Property acquired after the date of the Indenture existing at the time of such acquisition, or the acquisition of any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property subject to any Lien without the assumption thereof, provided that every such Lien referred to in this clause (1) shall attach only to the shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements thereon;

        (2) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property existing at the date of the supplemental indenture or the resolution of our board of directors under which the applicable series of senior notes is created;

        (3) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property in favor of Republic Services, Inc. or any Restricted Subsidiary;

        (4) any Lien on Principal Property being constructed or improved securing loans to finance such construction or improvements;

        (5) any Lien on shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property Incurred in connection with the issuance of tax-exempt government obligations; and

        (6) any renewal of or substitution for any Lien permitted by any of the preceding clauses (1) through (5), provided, in the case of a Lien permitted under clause (1), (2) or (4), the debt secured is not increased nor the Lien extended to any additional assets.

     Notwithstanding the foregoing, we or any Restricted Subsidiary may create or assume Liens in addition to those permitted by clauses (1) through (6), and renew, extend or replace such Liens, provided that at the time of such creation, assumption, renewal, extension or replacement of such Lien, and after giving effect thereto, together with any sale and leaseback transactions in addition to those permitted under the covenant entitled "Limitation on Sale and Leaseback Transactions," Exempted Debt does not exceed 20% of Consolidated Net Tangible Assets.

     For the purposes of this "Restrictions on Liens" covenant and the "Limitation on Sale and Leaseback Transactions" covenant, the giving of a guarantee which is secured by a Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property, and the creation of a Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property to secure Indebtedness that existed prior to the creation of such Lien, shall be deemed to involve the creation of Indebtedness in an amount equal to the principal amount guaranteed or secured by such Lien.

  Limitation on Sale and Leaseback Transactions

     The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to us or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of two years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; provided that, notwithstanding the foregoing, we or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period:

        (1) if we or such Restricted Subsidiary would be entitled, pursuant to the provisions of the Indenture described above under "Certain Covenants of Republic Services, Inc. -- Restrictions on Liens," to create a mortgage on the property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the outstanding notes; or

        (2) if we promptly inform the trustee of such transaction, the net proceeds of such transaction are at least equal to the fair value (as determined by board resolution) of such property, and we cause an amount equal to the net proceeds of the sale to be applied to the retirement, within 180 days after receipt of such proceeds, of Funded Debt Incurred or assumed by us or a Restricted Subsidiary (including the notes); provided further that, in lieu of applying all or any part of such net proceeds to such retirement, we may, within 75 days after such sale or transfer, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of our company (which may include the outstanding notes offered in this prospectus) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures. If we so deliver debentures or notes to the applicable trustee with an Officers' Certificate, the amount of cash that we will be required to apply to the retirement of Funded Debt will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or if there are no such redemption prices, the principal amount of such debentures or notes, provided, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued; or

        (3) if we, within 180 days after the sale or transfer, apply or cause a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Principal Property so sold and leased back at the time of entering into such sale and leaseback transaction (in either case as determined by board resolution) to purchase other Principal Property having a fair market value at least equal to the fair market value of the Principal Property (or portion thereof) sold or transferred in such sale and leaseback transaction.

     Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into sale and leaseback transactions in addition to those permitted in this paragraph and without any obligation to retire any outstanding notes or other Funded Debt, provided that at the time of entering into such sale and leaseback transactions and after giving effect thereto, together with any Liens in addition to those permitted under the covenant entitled "Restrictions on Liens," Exempted Debt does not exceed 20% of Consolidated Net Tangible Assets.

  Consolidation, Merger or Sale of Substantially All Assets

     We may consolidate or merge with, or sell all or substantially all of our assets to, another corporation as long as we are not in default under the Indenture and the consolidation, merger or sale does not create a default under the Indenture. The remaining or acquiring corporation must assume all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the notes and performance of the covenants. Under these circumstances, if our properties or assets become subject to a Lien not permitted by the Indenture, we will equally and ratably secure the senior notes.

  Filing of Financial Statements

     The Indenture will require us to file quarterly and annual financial statements with the Securities and Exchange Commission.

  Events of Default

     Unless otherwise indicated in the applicable prospectus supplement, an event of default under the Indenture with respect to any series of senior notes includes the following:

     - failure to pay interest on the senior notes of that series for 30 days;

     - failure to pay principal on the senior notes of that series when due;

     - failure to perform any of the other covenants or agreements in the Indenture relating to the senior notes of that series that continues for 60 days after notice to us by the trustee or holders of at least 25% in principal amount of the senior notes of that series then outstanding (with holders of that series of senior notes voting as a separate class);

     - failure to pay when due any Indebtedness of ours or any Subsidiary having an aggregate principal amount outstanding of at least $25.0 million that continues for 25 days after notice to us by the trustee or holders of at least 25% in principal amount of senior notes of that series then outstanding (with holders of all outstanding series of senior notes voting as one class); or

     - certain events of bankruptcy, insolvency or reorganization relating to us or any Subsidiary.

     The Indenture provides that the trustee will, with certain exceptions, notify the holders of senior notes of any series of any event of default known to it with respect to that series within 90 days after the occurrence of such event.

     If an event of default (other than with respect to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to the senior notes of any series, the trustee or the holders of not less than 25% in principal amount of the senior notes then outstanding of that series (voting as one class) may declare the principal amount to be due and payable. In that case, subject to certain conditions, the holders of a majority in principal amount of the senior notes of that series then outstanding (voting as one class) can rescind and annul such declaration and its consequences.

     In the event of a declaration of acceleration because an event of default related to the failure to pay when due any Indebtedness having an aggregate principal amount outstanding of at least $25.0 million has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the default triggering such event of default shall be remedied or cured by us or the relevant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

     We are required to file an annual officers' certificate with the trustee concerning our compliance with the Indenture. Subject to the provisions of the Indenture relating to the duties of the trustee, the trustee is not obligated to exercise any of its rights or powers at the request or direction of any of the holders unless they have offered the trustee security or indemnity. If the holders provide security or indemnity satisfactory to the trustee, the holders of a majority in principal amount of the outstanding senior notes of the applicable series during an event of default may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture or exercising any of the trustee's trusts or powers with respect to the senior notes.

  Modification and Amendment of the Indenture

     We may enter into supplemental indentures with the trustee without the consent of the holders of the senior notes to, among other things:

     - evidence the assumption by a successor corporation of our obligations;

     - appoint additional, separate or successor trustees to act under the Indenture;

     - add covenants for the protection of the holders of one or more series of the senior notes;

     - cure any ambiguity or correct any inconsistency in the Indenture;

     - create a new series of senior notes;

     - add guarantees or security; and

     - make any change that does not adversely affect the rights of holders of the senior notes of such series.

     With the consent of the holders of a majority in principal amount of the senior notes of any series then outstanding and affected, we may execute supplemental indentures with the trustee to add provisions or change or eliminate any provision of the Indenture or any supplemental indenture or to modify the rights of the holders of the senior notes so affected.

     Without the consent of the holders of each outstanding senior note of all series affected, no supplemental indenture will, among other things:

     - change the stated maturity of the senior notes;

     - reduce the principal amount of the senior notes or their interest rate;

     - reduce the principal amount payable upon the acceleration of the senior notes;

     - change the place or currency in which the senior notes are payable;

     - impair the right to institute suit for the enforcement of the senior notes;

     - reduce the premium payable upon redemption;

     - reduce the percentage in principal amount of the senior notes of that series, the consent of the holders of which is required for any such supplemental indenture;

     - reduce the percentage in principal amount of the senior notes of that series required for waiver of compliance with certain provisions of the Indenture or certain defaults; or

     - modify provisions with respect to modification and waiver.

  Discharge of Indenture; Defeasance and Covenant Defeasance

     Except as otherwise described in a prospectus supplement, at our option, we
(1) will be discharged from all obligations under the Indenture in respect of the senior notes of a particular series (except for certain obligations to exchange or register the transfer of the senior notes of that series, replace stolen, lost or mutilated notes of that series, maintain paying agencies and hold monies for payment in trust) or (2) need not comply with certain restrictive covenants of the Indenture (including the restrictions on Liens) with respect to the senior notes of that series, in each case if we deposit with the trustee, in trust, money or U.S. government obligations (or a combination thereof) sufficient to pay the principal of and any premium or interest on the senior notes of that series when due. In order to select either option, we must provide the trustee with an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, to the effect that holders of the senior notes of that series will not recognize gain or loss for Federal income tax purposes, as if we had not exercised either option.

     In the event we exercise our option under (2) above with respect to the senior notes of a particular series and the senior notes of that series are declared due and payable because of the occurrence of any event of default other than default with respect to such obligations, the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the senior notes of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the senior notes of that series at the time of the acceleration resulting from such event of default. We would remain liable, however, for such amounts.

     The senior notes will be subject to defeasance and covenant defeasance as provided in the Indenture or any applicable supplemental indenture.

  Governing Law

     The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

  Concerning the Trustee

     The Bank of New York, the trustee under the Indenture, is a member of the syndicate of lenders for our credit facility.

                              PLAN OF DISTRIBUTION

     We may sell the senior notes (1) through negotiation with one or more underwriters; (2) through one or more agents or dealers designated from time to time; (3) directly to purchasers; or (4) through any combination of the above. The distribution of the senior notes may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. A prospectus supplement will describe the method of distribution of the senior notes of any series.

     If we use any underwriters in the sale of any series of senior notes, we will enter into an underwriting agreement, distribution agreement or similar agreement with the underwriters before the time of sale, and the names of the underwriters used in the transaction will appear in the prospectus supplement relating to that sale. If an underwriting agreement is executed, the senior notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the prospectus supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the senior notes offered in the prospectus supplement if any are purchased.

     If any of the senior notes are sold through agents designated by us from time to time, the prospectus supplement will name the agent, describe any commissions we must pay to the agent and the obligations of the agent with respect to the senior notes. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Some of the persons participating in an offering of the senior notes may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the senior notes in the open market.

     The senior notes of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom senior notes are sold by us for public offering and sale may make a market in that series of senior notes, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any series of senior notes.

     In connection with the sale of the senior notes, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the senior notes may be, deemed to be underwriters within the meaning of the Securities Act. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters or agents against certain liabilities, including liabilities under the Securities Act.

     Some of the underwriters or agents and their associates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters relating to the offering will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Akerman Senterfitt has relied upon the legal opinion of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations) New York, New York, with respect to certain matters of New York law. Some attorneys employed by Akerman Senterfitt own shares of our common stock.

                                    EXPERTS

     The audited financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

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                                  $450,000,000

                        REPUBLIC INDUSTRIES, INC. (LOGO)

                          6 3/4% SENIOR NOTES DUE 2011

                        --------------------------------
                             PROSPECTUS SUPPLEMENT
                        --------------------------------

                         BANC OF AMERICA SECURITIES LLC

                              MERRILL LYNCH & CO.

                           DEUTSCHE BANC ALEX. BROWN

                              SALOMON SMITH BARNEY

                         BANC ONE CAPITAL MARKETS, INC.

                                    JPMORGAN

                                 AUGUST 9, 2001

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